Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Akari Therapeutics, Plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee (4)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Ordinary shares, $0.0001 par value per share (1)	Rule 457 (f)(1) 457(c)	148,690,337,426	$0.1855	$7,657,428.54	0.0001476	$1,130.24

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts (4)					$7,657,428.54		$1,130.24

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fees Due							$1,130.24

(1)

The ordinary shares registered hereby will be represented by the Akari Therapeutics, Plc’s (“Akari”) American Depositary Shares (“Akari ADSs”), each of which will represent 2,000 ordinary shares of Akari (“Akari Ordinary Shares”). Such Akari ADSs issuable on deposit of Akari Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-185197).

(2)

Represents the estimated maximum number of shares of Akari Ordinary Shares, represented by 74,345,169 Akari ADSs estimated to be issued to holders of shares of Peak Bio, Inc. (“Peak Bio”) common stock, par value $0.0001 per share (“Peak Bio Common Stock”) and to holders of Peak options and Peak warrants, in connection with the merger of Pegasus Merger Sub, Inc., a wholly owned subsidiary of Akari, with and into Peak Bio, with Peak Bio surviving as a wholly owned subsidiary of Akari (the “Merger”), as described in this joint proxy statement/prospectus. The number of Akari Ordinary Shares being registered is based upon the product of (a) 1.8010, the maximum potential exchange ratio for the Merger (the “Exchange Ratio”) and (b) the sum of (i) 23,124,888, the number of outstanding shares of Peak Bio Common Stock as of September 9, 2024, (ii) 7,372,590, the number of shares of Peak Bio Common Stock underlying Peak Bio’s convertible notes as of September 9, 2024, (iii) 1,363,108, the number of shares of Peak Bio Common Stock underlying Peak Bio stock options as of September 9, 2024 and (iv) 9,419,352, the number of Peak Bio shares underlying Peak Bio warrants as of September 9, 2024.

(3)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rules 457(f)(1) and 457(c) of the Securities Act. The proposed maximum aggregate offering price of Akari Ordinary Shares was calculated on the basis of (i) $0.1855, the average of the final bid and ask price per share of Peak Common Stock, on the OTC Pink Open Market on September 11, 2024 multiplied by (ii) 41,279,938, which is the estimated maximum number of Peak Bio Common Stock that may be exchanged for shares of Akari ADSs as calculated in (2)(b).

(4)	Calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $147.60 per $1,000,000 of the proposed maximum aggregate offering price.